IMC GLOBAL INC.
                                2100 Sanders Road
                           Northbrook, Illinois 60062


                                December 16, 1994




   IMC Global Inc.
   2100 Sanders Road
   Northbrook, Illinois 60062

   Dear Sirs:

        At the request of IMC Global Inc. (the "Company"), I have reviewed such documents as I considered necessary for purposes of rendering this opinion, including copies of resolutions of the Board of Directors of the Company, a copy of the IMC Global Inc. 1994 Stock Option Plan for Non-Employee Directors, as adopted by the Board of Directors of the Company on August 18, 1994 and approved by stockholders of the Company on October 20, 1994 (the "Plan"), and the Form S-8 Registration Statement with which this opinion is to be filed, which was prepared by Company counsel.

        Based upon my examination of the foregoing and such other corporate documents and proceedings as I have deemed relevant, it is my opinion that the shares of Common Stock which are distributed by the Company under the Plan, when distributed in accordance with the terms and provisions of the Plan, are validly issued, fully paid and nonassessable.

        I consent to the filing of this opinion as an exhibit to the Company's Form S-8 Registration Statement. I also consent to the use of my name under the caption "Interests of Named Experts and Counsel" in said Registration Statement.

                                      Very truly yours,


                                      MARSCHALL I. SMITH
                                      By
                                      Marschall I. Smith